Exhibit 99.1

Norcraft Holdings, L.P. Announces

Receipt of Requisite Consents and Termination of Withdrawal Rights in Tender Offer and

Consent Solicitation for 9.75% Senior Discount Notes due 2012

and Execution of Supplemental Indenture

May 3, 2011 – Eagan, Minnesota – Norcraft Holdings, L.P. (the “Company”) announced today that, in connection with its previously announced tender offer and consent solicitation, the Company has received tenders and consents from the holders of approximately $47.9 million aggregate principal amount, or approximately 89.3%, of its and Norcraft Capital Corp.’s outstanding 9.75% Senior Discount Notes due 2012 (the “Notes”) as of 5:00 p.m., New York City time, on May 2, 2011 (the “Consent Date”). The withdrawal deadline for the tender offer and consent solicitation has passed. Any Notes previously tendered may no longer be withdrawn and any consents previously delivered may no longer be revoked. The tender offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on May 16, 2011, unless extended or earlier terminated by the Company (the “Expiration Date”).

As the consents received are sufficient to amend the indenture governing the Notes (the “Indenture”), the Company, Norcraft Capital Corp. and U.S. Bank National Association, the trustee under the Indenture, have executed a supplemental indenture (the “Supplemental Indenture”) to the Indenture implementing the proposed amendments to the Indenture described in the Company’s Offer to Purchase and Consent Solicitation Statement dated April 19, 2011 (the “Offer to Purchase”). The proposed amendments eliminate or modify substantially all of the restrictive covenants, the obligation to offer to repurchase Notes upon a change of control, certain events of default and related provisions in the Indenture and the Notes. The Supplemental Indenture became effective upon execution, but the proposed amendments will not become operative until acceptance of the Notes for purchase by the Company pursuant to the terms and conditions described in the Offer to Purchase.

The tender offer and consent solicitation remain conditioned on the satisfaction of certain conditions, including, among other things, the receipt by the Company of at least $56.0 million in gross proceeds from a proposed private placement of notes (the “Refinancing Condition”). As the Refinancing Condition has not yet been satisfied, no Notes will be accepted for purchase by the Company and no consent payments will be made by the Company at this time. If any of the conditions are not satisfied prior to the Expiration Date, the Company is not obligated to accept for payment or to purchase or pay for any tendered Notes or make any consent payment, subject to applicable laws, and may even terminate its tender offer and consent solicitation or amend its tender offer and consent solicitation to extend the Expiration Date until such time as all conditions are satisfied.

If the tender offer is consummated, any Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be bound by the proposed amendments contained in the Supplemental Indenture even though they have not consented to the proposed amendments. The Company intends to redeem any of the Notes that remain outstanding after the consummation of the tender offer in accordance with the terms of the Indenture.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company or any of its subsidiaries. The offers to purchase the securities are only being made pursuant to the offer documents, including the Offer to Purchase. No offers are being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Securities LLC is acting as the Dealer Manager for the tender offer and consent solicitation. Global Bondholder Services Corporation is acting as the Information Agent and as the Depositary. Persons with questions regarding the offer should contact the Dealer Manager, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the tender offer and consent solicitation may be directed to the Information Agent, toll-free at (866) 470-4300.

Contact:

Norcraft Holdings, L.P.

Leigh E. Ginter, 651-234-3315

Chief Financial Officer

leigh.ginter@norcraftcompanies.com